EXHIBIT 5

               Opinion of Cranmore, FitzGerald & Meaney regarding
                     legality of securities being registered

                                                       March 27, 1996



The Board of Directors
New England Community Bancorp, Inc.
P.O. Box 130
Old Windsor Mall
Windsor, CT 06095

     Re:  New England Community Bancorp, Inc.
          Registration Statement on Form S-4
          File Number 33-93640

Ladies and Gentlemen:

     We are counsel to New England Community Bancorp, Inc., a Delaware Corporation with its principal office in Windsor, Connecticut ("NECB), and have acted as such in connection with the proposed reorganization (the "Reorganization") of NECB, New England Bank and Trust Company ("NEBT"), a wholly owned subsidiary of NECB, and The Manchester State Bank ("MSB") pursuant to a Plan and Agreement of Reorganization, dated December 19, 1995, which provides, among other things, for MSB to merge into NEBT and for each share of the outstanding common stock of MSB (the "MSB Common Stock") to be exchanged for $35.20 payable in cash and 5.493 shares of NECB Common Stock.

     During the course of our representation, and in rendering our opinion, we have reviewed such documents as we have deemed necessary or advisable to render the opinions stated herein, and in connection therewith, we have examined originals or copies, authenticated to our satisfaction, of the following: (i) the Certificate of Incorporation of NECB, as amended to date; (ii) the By-laws of NECB, as amended to date; (iii) the Reorganization Agreement; (iv) resolutions of the Board of Directors of NECB; (v) the Registration Statement of even date on Form S-4 of NECB registering shares of common stock, par value $.10 per share (the "Common Stock"), of NECB to be issued in connection with the

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Securities and Exchange Commission
March 25, 1996
Page 2


Reorganization; and (vi) such other documents and instruments as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the validity of all applicable statutes and regulations, the legal authority and the capacity of all persons executing documents and the proper indexing and accuracy of all public records and documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of NECB, New England Bank and Trust Company, NECB and others. The opinions set forth herein are based on the laws of the State of Connecticut and the corporate laws of the State of Delaware as the same exist on the date hereof, and no opinion is expressed as to the laws of any other jurisdiction.

     Based upon the foregoing, we are of the opinion that upon consummation of the Reorganization, the shares of Common Stock of NECB that will be issued to the shareholders of NECB pursuant to the terms of the Reorganization will be duly and validly authorized, legally issued, fully paid and non-assessable.

     The opinions expressed herein are made as of the date hereof pursuant to the requirements of Regulation S-K, Item 601, of the SEC in regard to the shares being registered pursuant to the Registration Statement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the captions "Legal Matters" in the Registration Statement and Proxy Statement-Prospectus.

                                              Sincerely,


                                              /s/ Cranmore, FitzGerald & Meaney

                                              CRANMORE, FITZGERALD & MEANEY